KENNEDY WILSON

ATLAS
ISSAQUAH, WA

Q1 2023 | EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL INFORMATION

Kennedy-Wilson Holdings, Inc.
Supplemental Financial Information
For the Quarter Ended March 31, 2023

Certain terms used in this release are defined below under the caption "Common Definitions". Certain information included in this release constitutes non-GAAP financial measures. For a definition of the non-GAAP financial measures used in this release, see "Common Definitions" below, and for a reconciliation of those measures to their most comparable GAAP measure, see the tables set forth in the Company's supplemental financial information available at www.kennedywilson.com.

Contact: Daven Bhavsar, CFA
Vice President of Investor Relations
(310) 887-3431
dbhavsar@kennedywilson.com	151 S. El Camino Drive
www.kennedywilson.com	Beverly Hills, CA 90212

NEWS RELEASE
KENNEDY WILSON REPORTS FIRST QUARTER 2023 RESULTS

BEVERLY HILLS, Calif. (May 3, 2023) - Kennedy-Wilson Holdings, Inc. (NYSE: KW), a leading global real estate investment company with $23 billion in AUM that owns, operates, and invests in real estate both on its own and through its investment management platform, today reported results for Q1-2023:
“Our Q1 results demonstrated the continued growth in our recurring property NOI, driven from our high-quality multifamily portfolio, as well as further growth in our investment management platform, offset by a lower mark to market in our fair value portfolio” said William McMorrow, Chairman and CEO of Kennedy Wilson. “We are also nearing completion on a significant portion of our $3 billion development and lease-up portfolio, which will meaningfully grow the recurring cash flow to KW.”
Financial Results

	Q1
(Amounts in millions, except per share data)	2023	2022
GAAP Results
GAAP Net (Loss) Income to Common Shareholders	($40.8)	$34.8
Per Diluted Share	(0.30)	0.24

Non-GAAP Results
Adjusted EBITDA	$90.9	$160.1
Adjusted Net Income	5.3	85.4
•Adjusted EBITDA of $91 million (vs. $160 million in Q1-22) Driven By Higher Levels of Recurring NOI Offset by Changes in Fair Value:
◦KW's share of property NOI, loan income and fees totaled $127 million in Q1-23, an increase of $5 million from Q1-22.
◦KW's share of gains from the sale of real estate, changes in fair values and performance allocations totaled $4 million in Q1-23, (vs. $75 million in Q1-22) and includes the following:
▪Realized gains from asset sales totaled $15 million in Q1-23 (vs. $4 million in Q1-22).
▪Unrealized losses in fair value and net accrued performance allocations totaled $11 million in Q1-23 (vs. unrealized gains of $71 million in Q1-22).

◦Other income/(loss) totaled a loss of $3 million in Q1-23 (vs income of $6 million in Q1-22), primarily related to the change in the value of the Company's interest rate hedging derivative contracts during the quarter.
◦Compensation and related expenses decreased by 19% or $6 million from Q1-22.
•Estimated Annual NOI Totals $496 million, an Increase of 8% from Q1-22 and 1% YTD:

	Est. Annual NOI To KW ($ in millions)	Fee-Bearing Capital ($ in billions)
As of Q1-22	$461	$5.3
As of Q4-22	$491	$5.9
Gross acquisitions and loan investments	1	0.1
Gross dispositions and loan repayments	(5)	—
Operations	6	—
FX and other(1)	3	—
Total as of Q1-23	$496	$6.0
(1) See further discussion of foreign currency hedging strategy below
•Same Property Performance(1) Driven by Strong Multifamily and Office NOI Growth:

	Q1 - 2023 vs. Q1- 2022
	Occupancy	Revenue	NOI
Multifamily - Market Rate	(0.8)%	6.3%	5.0%
Multifamily - Affordable	(1.0)%	8.6%	5.0%
Office	1.8%	3.8%	6.1%
Total		5.8%	5.4%
(1) Excludes minority-held investments. Please see definition of Same Property for more information.
•Development and Lease-Up Portfolio Expected To Add $97 Million of Estimated Annual NOI:
◦The development and lease-up portfolio is expected to add $97 million of Estimated Annual NOI, 70% of which is expected to stabilize by YE-24.
◦The Company expects to fund its share of remaining development costs primarily with cash from non-core asset sales and proceeds from property-level financings.
◦The Company's development and lease-up portfolio totals approximately $3 billion, in which KW's average ownership is 58% and includes 4,994 multifamily units, 2.2 million commercial square feet, and the Kona Village Resort, which is expected to open on July 1, 2023.

Investment Activity
•$104 million in Gross New Investments ($6 million at share):
◦Co-Investment Portfolio: Completed $86 million in loan originations (KW ownership 2.5%) and acquired $18 million of European industrial assets (KW ownership 20%). The Company's weighted-average ownership in these investments was 5%, which added $98 million in Fee-Bearing Capital.
• $276 million in Gross Dispositions ($136 million at share):
◦Consolidated Portfolio Completes $118 million in Non-Core Sales: Sold a retail asset in Southern California, six UK retail assets, one office asset in Ireland, and one residential and other asset in Hawaii for $118 million. These wholly-owned asset sales resulted in $21 million of gains on sale and $82 million of cash to KW.
◦Co-Investment Portfolio: Sold $157 million in multifamily and other assets. KW's average ownership interest in these assets was 12%.

Investment Management
•Fee-Bearing Capital Grows to $6.0 billion, an Increase of 13% from Q1-22 and 2% YTD: Fee-Bearing Capital totaled $6.0 billion as of Q1-23, with approximately $3.4 billion in additional non-discretionary capital with certain strategic partners that is currently available for investment.
◦5% Growth in Debt Platform to $2.8 billion: Completed $113 million in new loan originations and fundings, resulting in 5% growth from YE-22. The Company has a 6% ownership in this platform, which totals $2.8 billion of outstanding loans (including $336 million of future funding commitments) and $2.3 billion of Fee-Bearing Capital at quarter-end.
◦EU Logistics Platform Totals $1.2 billion:
▪Completed $18 million in new investments, bringing the EU logistics platform to $1.2 billion in assets, representing $414 million in Fee-Bearing Capital. Kennedy Wilson has a 20% ownership interest in this platform.
▪Including investments made through its commingled fund, Kennedy Wilson's European logistics portfolio totals $1.6 billion across 9.4 million square feet. Kennedy Wilson has a 19% ownership interest in this portfolio.

Balance Sheet and Liquidity
•Cash and Line of Credit: As of March 31, 2023, Kennedy Wilson had a total of $349 million(1) in consolidated cash and cash equivalents and $249 million drawn on its $500 million revolving credit facility. In Q1-23, the Company paid down its credit facility by $34 million.
•Debt Profile: Kennedy Wilson's share of debt had a weighted average effective interest rate of 4.3% per annum and a weighted-average maturity of 5.6 years as of March 31, 2023. Approximately 97% of the Company's debt is either fixed or hedged with interest rate hedges.
•Interest Rate Hedging Strategy: The Company hedges its floating rate exposure through the usage of interest rate caps and swaps. The Company's interest rate hedges have a weighted-average maturity of 1.9 years.
•Foreign Currency Hedging Strategy: Kennedy Wilson hedges its exposure to foreign currency fluctuations by borrowing in the currency in which it invests and using foreign currency hedging instruments. As of March 31, 2023, the Company has hedged approximately 91% of the carrying value of its foreign currency investments, using local currency debt and hedging instruments with a weighted-average term of 2.7 years.
•S&P Index Inclusion: The Company was added to the S&P SmallCap 600 index effective March 20, 2023.

•Common Stock: During the first quarter, the Company issued 1.6 million shares of its common stock totaling $29.4 million in net proceeds through its equity distribution program, at an average price per share of $18.11.
Subsequent Events
Subsequent to quarter-end, the Company disposed of two wholly-owned UK retail assets totaling 106,000 square feet, one Mountain West apartment asset totaling 293 units (sold into our affordable multifamily platform), two residential lots, and one fund asset for a gross sales price of $110 million, in which KW had a 66% ownership interest in and generated $31 million of cash to KW.

The Company is also under-contract to sell a wholly-owned office asset in Italy and a retail asset in the Mountain West for a combined sales price of $12 million, which is expected to generate an additional $8 million of cash to KW.

Footnotes
(1) Represents consolidated cash and includes $47 million of restricted cash, which is included in cash and cash equivalents and primarily relates to lender reserves associated with consolidated mortgages that we hold on properties. These reserves typically relate to interest, tax, insurance and future capital expenditures at the properties. Additionally, we are subject to withholding taxes to the extent we repatriate cash from certain of our foreign subsidiaries. Under the KWE Notes covenants we have to maintain certain interest coverage and leverage ratios to remain in compliance (see "Indebtedness and Related Covenants" for more detail on KWE Notes in the Company's quarterly report). Due to these covenants, we evaluate the tax and covenant implications before we distribute cash, which could impact the availability of funds at the corporate level. The Company's share of cash, including unconsolidated joint-ventures, totals $433 million.

Conference Call and Webcast Details
Kennedy Wilson will hold a live conference call and webcast to discuss results at 9:00 a.m. PT/ 12:00 p.m. ET on Thursday, May 4. The direct dial-in number for the conference call is (844) 340-4761 for U.S. callers and (412) 717-9616 for international callers. A replay of the call will be available for one week beginning one hour after the live call and can be accessed by (877) 344-7529 for U.S. callers and (412) 317-0088 for international callers. The passcode for the replay is 9624723.
The webcast will be available at: https://event.choruscall.com/mediaframe/webcast.html?webcastid=dbC8e6et. A replay of the webcast will be available one hour after the original webcast on the Company’s investor relations web site for three months.
About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a leading global real estate investment company.  We own, operate, and invest in real estate through our balance sheet and through our investment management platform across the Western United States, United Kingdom, and Ireland. We primarily focus on multifamily and office properties as well as industrial and debt investments in our investment management business. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

Kennedy-Wilson Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$349.3	$439.3
Accounts receivable	41.4	40.8
Real estate and acquired in place lease values (net of accumulated depreciation and amortization of $913.1 and $882.2)	5,128.5	5,188.1
Unconsolidated investments (including $2,125.5 and $2,093.7 at fair value)	2,267.4	2,238.1
Other assets	212.6	216.1
Loan purchases and originations	150.8	149.4
Total assets	$8,150.0	$8,271.8

Liabilities
Accounts payable	$13.0	$16.2
Accrued expenses and other liabilities (including $298.6 and $303.7 of deferred tax liabilities)	579.7	658.2
Mortgage debt	3,042.5	3,018.0
KW unsecured debt	2,029.9	2,062.6
KWE unsecured bonds	513.5	506.4
Total liabilities	6,178.6	6,261.4
Equity
Cumulative perpetual preferred stock	592.5	592.5
Common stock	—	—
Additional paid-in capital	1,702.5	1,679.5
Retained earnings	47.9	122.1
Accumulated other comprehensive loss	(418.0)	(430.1)
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,924.9	1,964.0
Noncontrolling interests	46.5	46.4
Total equity	1,971.4	2,010.4
Total liabilities and equity	$8,150.0	$8,271.8

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except share amounts and per share data)

	Three Months Ended March 31,
	2023	2022
Revenue
Rental	$106.6	$104.2
Hotel	10.6	6.5
Investment management fees	11.0	11.3
Property services fees	0.3	0.4
Loans and other	3.7	2.3
Total revenue	132.2	124.7

Income (loss) from unconsolidated investments
Principal co-investments	16.4	78.2
Performance allocations	(10.7)	27.2
Total income from unconsolidated investments	5.7	105.4

Gain on sale of real estate, net	19.2	1.9

Expenses
Rental	36.6	35.7
Hotel	7.9	4.3
Compensation and related	23.5	29.0
Share-based compensation	7.1	7.1
Performance allocation compensation	1.6	11.8
General and administrative	8.4	7.9
Depreciation and amortization	39.4	43.3
Total expenses	124.5	139.1
Interest expense	(62.3)	(50.5)
Gain on early extinguishment of debt	0.1	—
Other (loss) income	(3.0)	5.8
(Loss) income before provision for income taxes	(32.6)	48.2
Benefit from (provision for) income taxes	3.9	(8.2)
Net (loss) income	(28.7)	40.0
Net (income) loss attributable to noncontrolling interests	(4.2)	0.1
Preferred dividends	(7.9)	(5.3)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(40.8)	$34.8
Basic (loss) earnings per share
(Loss) earnings per share	$(0.30)	$0.25
Weighted average shares outstanding	137,949,018	136,815,290
Diluted (loss) earnings per share
(Loss) earnings per share	$(0.30)	$0.24
Weighted average shares outstanding	137,949,018	150,420,132
Dividends declared per common share	$0.24	$0.24

Kennedy-Wilson Holdings, Inc.
Adjusted EBITDA
(Unaudited)
(Dollars in millions)

The table below reconciles net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders to Adjusted EBITDA, using Kennedy Wilson’s pro-rata share amounts for each adjustment item.

	Three Months Ended
	March 31,
	2023	2022
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(40.8)	$34.8
Non-GAAP adjustments:
Add back (Kennedy Wilson's Share)(1):
Interest expense	81.5	61.2
Gain on early extinguishment of debt	(0.1)	—
Depreciation and amortization	39.0	43.5
(Benefit from) provision for income taxes	(3.7)	8.2
Preferred dividends	7.9	5.3
Share-based compensation	7.1	7.1
Adjusted EBITDA	$90.9	$160.1
(1) See Appendix for reconciliation of Kennedy Wilson's Share amounts.

Adjusted Net Income
(Unaudited)
(Dollars in millions, except share data)
The table below reconciles net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders to Adjusted Net Income, using Kennedy Wilson’s pro-rata share amounts for each adjustment item.

	Three Months Ended
	March 31,
	2023	2022
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(40.8)	$34.8
Non-GAAP adjustments:
Add back (Kennedy Wilson's Share)(1):
Depreciation and amortization	39.0	43.5
Share-based compensation	7.1	7.1
Adjusted Net Income	$5.3	$85.4

Weighted average shares outstanding for diluted	137,949,018	150,420,132
(1) See Appendix for reconciliation of Kennedy Wilson's Share amounts.

Forward-Looking Statements
Statements made by us in this report and in other reports and statements released by us that are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as "believe," "anticipate," "estimate," "intend," "may," "could," "plan," "expect," "project" or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties may include the factors and the risks and uncertainties described elsewhere in this report and other filings with the Securities and Exchange Commission (the "SEC"), including the Item 1A. "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, as amended by our subsequent filings with the SEC. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed in our filings with the SEC. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.
Common Definitions
·     “KWH,” "KW," “Kennedy Wilson,” the "Company," "we," "our," or "us" refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries.
·    “Adjusted EBITDA” represents net income before interest expense, loss on early extinguishment of debt, our share of interest expense included in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in unconsolidated investments, provision for (benefit from) income taxes, our share of taxes included in unconsolidated investments, share-based compensation, and excludes EBITDA attributable to noncontrolling interests.
Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.  Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

·    "Adjusted Fees" refers to Kennedy Wilson’s gross investment management and property services fees adjusted to include Kennedy Wilson's share of fees eliminated in consolidation, Kennedy Wilson’s share of fees in unconsolidated service businesses and performance fees included in unconsolidated investments. Our management uses Adjusted fees to analyze our investment management and real estate services business because the measure removes required eliminations under GAAP for properties in which the Company provides services but also has an ownership interest. These eliminations understate the economic value of the investment management and property services fees and makes the Company comparable to other real estate companies that provide investment management and real estate services but do not have an ownership interest in the properties they manage. Our management believes that adjusting GAAP fees to reflect these amounts eliminated in consolidation presents a more holistic measure of the scope of our investment management and real estate services business.
·  “Adjusted Net Income” represents net income (loss) before depreciation and amortization, Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments, share-based compensation, and excluding net income attributable to noncontrolling interests, before depreciation and amortization and preferred dividends. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·   “Annual Return on Loans” is a metric that applies to our real estate debt business that represents the sum of annual interest income, transaction fees and the payback of principal for discounted loan purchases, amortized over the life of the loans and divided by the principal balances of the loans.

·  "Cap rate" represents the net operating income of an investment for the year preceding its acquisition or disposition, as applicable, divided by the purchase or sale price, as applicable.  Cap rates set forth in this presentation only includes data from income-producing properties. We calculate cap rates based on information that is supplied to us during the acquisition diligence process. This information is not audited or reviewed by independent accountants and may be presented in a manner that is different from similar information included in our financial statements prepared in accordance with GAAP. In addition, cap rates represent historical performance and are not a guarantee of future NOI. Properties for which a cap rate is provided may not continue to perform at that cap rate.
·    "Equity partners" refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.
·    "Estimated Annual NOI" is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable).  The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. For assets wholly-owned and fully occupied by KW, the Company provides an estimated NOI for valuation purposes of $4.3 million, which includes an assumption for applicable market rents. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2023, the NOI represents estimated Year 1 NOI from our original underwriting. Estimated year 1 NOI for properties purchased in 2023 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period.  Please also see the definition of "Net operating income" below.
·     "Fee-Bearing Capital" represents total third-party committed or invested capital that we manage in our joint-ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.
·     "Gross Asset Value” refers to the gross carrying value of assets, before debt, depreciation and amortization, and net of noncontrolling interests.
·   "Net operating income" or "NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·   "Noncontrolling interests" represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
·    "Performance allocations” relates to allocations to the general partner, special limited partner or asset manager of Kennedy Wilson's co-investments it manages based on the cumulative performance of the fund and are subject to preferred return thresholds of the limited partners.
·   "Performance allocation compensation” - the compensation committee of the Company’s board of directors approved and reserved between twenty percent (20%) and thirty-five percent (35%) of any performance allocation earned by certain commingled funds and separate account investments to be allocated to certain non-NEO employees of the Company.
·    "Principal co-investments” consists of the Company’s share of income or loss earned on investments in which the Company can exercise significant influence but does not have control. Income from unconsolidated investments includes income from ordinary course operations of the underlying investment, gains on sale, fair value gains and losses.
·    "Pro-Rata" represents Kennedy Wilson's share calculated by using our proportionate economic ownership of each asset in our portfolio. Please also refer to the pro-rata financial data in our supplemental financial information.
·    "Property NOI" or "Property-level NOI" is a non-GAAP measure calculated by deducting the Company's Pro-Rata share of rental and hotel property expenses from the Company's Pro-Rata rental, hotel and loans and other revenues. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·    "Real Estate Assets Under Management" ("AUM") generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost. The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability (particularly given the ongoing macroeconomic such as, but not limited to, recent adverse developments affecting regional banks and other financial institutions, high inflation and central banks raising interest rates to curtail high inflation continue to fuel recessionary fears). Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments, and the actual market price of real estate can only be determined by negotiation between independent parties in a sales transaction.
·   "Return on Equity" is a ratio calculated by dividing the net cash distributions of an investment to Kennedy Wilson, after the cost of leverage, if applicable, by the total cash contributions by Kennedy Wilson over the lifetime of the investment.
·     “Same property” refers to properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared.  The same property information presented throughout this report is shown on a cash basis and excludes non-recurring expenses. This analysis excludes properties that are either under development or undergoing lease up as part of our asset management strategy as well as assets that are minority held.  For office assets, the analysis also excludes assets that are owned and occupied by Kennedy Wilson.

Note about Non-GAAP and certain other financial information included in this presentation
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included within this presentation, Kennedy Wilson has provided certain information, which includes non-GAAP financial measures (including Adjusted EBITDA, Adjusted Net Income, Net Operating Income, and Adjusted Fees, as defined above). Such information is reconciled to its closest GAAP measure in accordance with the rules of the SEC, and such reconciliations are included within this presentation. These measures may contain cash and non-cash acquisition-related gains and expenses and gains and losses from the sale of real-estate related investments.  Consolidated non-GAAP measures discussed throughout this report contain income or losses attributable to non-controlling interests. Management believes that these non-GAAP financial measures are useful to both management and Kennedy Wilson's shareholders in their analysis of the business and operating performance of the Company. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measures. Additionally, non-GAAP financial measures as presented by Kennedy Wilson may not be comparable to similarly titled measures reported by other companies. Annualized figures used throughout this release and supplemental financial information, and our estimated annual net operating income metrics, are not an indicator of the actual net operating income that the Company will or expects to realize in any period.

KW-IR

Supplemental Financial Information

Kennedy-Wilson Holdings, Inc.
Capitalization Summary
(Unaudited)
(Dollars in millions, except per share data)

	March 31, 2023	December 31, 2022
Market Data
Common stock price per share	$16.59	$15.73
Common stock and convertible preferred stock
Common stock shares outstanding	139,344,238	137,790,768
Shares of common stock underlying convertible perpetual preferred stock and warrants(1)(2)	25,101,356	25,091,671
Total Common stock outstanding and underlying convertible preferred stock and warrants	164,445,594	162,882,439

Equity Market Capitalization	$2,728.2	$2,562.1

Kennedy Wilson's Share of Debt
Kennedy Wilson's share of property debt	5,415.0	5,351.5
Senior notes payable	1,800.0	1,800.0
Kennedy Wilson Europe bonds	515.5	508.4
Credit Facility	248.5	282.0
Total Kennedy Wilson's share of debt	7,979.0	7,941.9
Total Capitalization	$10,707.2	$10,504
Less: Kennedy Wilson's share of cash	(433.1)	(519.5)
Total Enterprise Value	$10,274.1	$9,984.5
(1) Assumes conversion of $300 million of our Series A convertible perpetual preferred stock based on current conversion price of $25.00 per share. The Series A preferred stock is callable by Kennedy Wilson on and after October 15, 2025.
(2) Assumes exercise of warrants based on current conversion price of $23.00 per share, which were issued along with $300 million Series B perpetual preferred. The Series B preferred stock is callable by Kennedy Wilson at any time.

Kennedy-Wilson Holdings, Inc.
Components of Value Summary
As of March 31, 2023
(Unaudited, Dollars in millions)

Below are key valuation metrics provided to assist in the calculation of a sum-of-the-parts valuation of the Company as of March 31, 2023.

				Kennedy Wilson's Share
Investments		Description	Occupancy	Est. Annual NOI(1)	Page #
Income Producing Assets
1	Multifamily(2)	32,376 units	94.4%	$269.7	20
2	Office	10.0 million square feet	93.6%	145.8	21
3	Industrial	10.4 million square feet	98.4%	13.2	22
4	Retail	3.7 million square feet	93.9%	32.1	23
5	Hotels	1 Hotel / 265 Hotel Rooms	N/A	19.4	24
6	Loan Investments	40 loan investments KW Loan balance of $157.8 million	N/A	15.7	24
	Total Estimated Annual NOI			$495.9

Lease-up, Development, and Non-income Producing Assets				KW Gross Asset Value
7	Lease-up Portfolio(3)(4)	829 multifamily units 1.2 million office sq. ft. 0.4 million industrial sq. ft. 0.1 million retail sq. ft.	45.7%	$511.9	25
8	Development Projects(3)(4)	4,165 multifamily units 0.5 million office sq. ft. One five-star resort	N/A	1,097.7	26
9	Residential and other(3)	14 investments	N/A	186.0	24
	Total KW Gross Asset Value			$1,795.6

Investment Management			Fee-Bearing Capital	Adj. Fees (TTM)(5)
10	Investment Management	Asset management fees (T-12)	$6,000	$44.9	30
11	Investment Management	Performance fees (T-12)		$(59.0)	30
	Total Adj. Fees (TTM)			$(14.1)

Net Debt, Hedging and KW Share Count				Total
12	KW Share of Debt	Secured and Unsecured Debt		$7,979.0
13	KW Share of Cash	Cash		(433.1)
	Total Net Debt			$7,545.9	28

14	KW Share of Interest Rate and Currency Hedging Contracts(6)	Corporate and Property Level		$63.5

	Total Common stock outstanding and underlying convertible preferred stock			164,445,594	15
(1) Based on weighted-average ownership figures held by KW.
(2) Includes 9,157 affordable units the Company owns through its Vintage Housing Holdings platform. Kennedy Wilson's equity investment in Vintage Housing Holdings has a fair value of $287.9 million as of March 31, 2023.
(3) See additional detail related to Lease-up, Development, and Non-income Producing Assets, as of March 31, 2023. KW Share of Debt below is included in the Net Debt amounts within the Components of Value Summary above.

	KW Gross Asset Value	KW Share of Debt	Investment Account (GAV - share of debt)
Lease-up - Multifamily and Commercial	$511.9	$98.2	$413.7
Development - Multifamily, Commercial, and Hotel	1,097.7	424.4	673.3
Residential and other	186.0	—	186.0
Lease-up, Development, and Non-income Producing Assets	$1,795.6	$522.6	$1,273.0
(4) Includes $121.0 million of gross asset value related to lease-up assets and development projects that the Company owns through its investment Vintage Housing Holdings as of March 31, 2023.
(5) TTM figures are representative of the trailing 12 months and are not indicators of the actual results that the Company will or expects to realize in any period.
(6) Includes $37.6 million included within net Other Assets and $25.9 million within Unconsolidated investments on the Company's Consolidated Balance Sheet.

Kennedy-Wilson Holdings, Inc.
Stabilized Portfolio
As of March 31, 2023
(Unaudited, Dollars in millions)

The following information reflects Kennedy Wilson's Pro-rata share of Estimated Annual NOI (from income-producing assets) by geography and property type, as of March 31, 2023, of which 63% is derived from consolidated assets.
The following summarizes Kennedy Wilson's Pro-rata share of Estimated Annual NOI from its stabilized income-producing portfolio by property type and geography.

	Pacific Northwest	Southern California	Northern California	Mountain West	Hawaii	U.K.	Ireland	Italy	Spain	Total
Multifamily - Market Rate	$53.9	$28.0	$20.5	$98.2	$—	$—	$30.8	$—	$—	$231.4
Multifamily - Affordable	25.1	4.0	2.8	6.4	—	—	—	—	—	38.3
Office	19.3	12.2	11.1	2.4	—	59.5	33.8	7.5	—	145.8
Industrial	—	—	0.7	0.3	—	10.9	1.1	—	0.2	13.2
Retail	—	1.0	—	2.5	—	13.2	9.4	—	6.0	32.1
Hotel	—	—	—	—	—	—	19.4	—	—	19.4
Loans	1.9	7.2	2.6	2.9	0.1	1.0	—	—	—	15.7
Total Estimated Annual NOI	$100.2	$52.4	$37.7	$112.7	$0.1	$84.6	$94.5	$7.5	$6.2	$495.9

Kennedy-Wilson Holdings, Inc.
Segment Investment Summary
As of March 31, 2023
(Unaudited)
(Dollars in millions, except Fee-Bearing Capital)

The following summarizes Kennedy Wilson's income-producing portfolio by segment. Excluded below are lease-up, development, and residential and other investments.

Stabilized Portfolio
KW Segment	Description	Balance Sheet Classification	Multifamily Units	Commercial Rentable Sq. Ft.	Hotels	Loan Investments	KW Share of Est. Annual NOI	Fee-Bearing Capital(1) ($bn)	KW Gross Asset Value	Ownership(2)
1) Consolidated	Consists primarily of wholly-owned real estate investments	Consolidated	10,513	6.1	1	—	$310.4	$—	$5,291.5	97%

2) Co-investment Portfolio:
~50% owned	Consists primarily of 50/50 investments with partners and our Vintage Housing joint-venture	Unconsolidated	17,813	0.9	—	—	135.9	1.2	2,744.7	47%
Minority-held	Includes fund investments, loans, and other minority-held investments	Unconsolidated	4,050	17.1	—	40	49.6	4.8	829.3	11%
Co-investment Portfolio			21,863	18.0	—	40	$185.5	$6.0	$3,574.0	25%

Total Stabilized Portfolio			32,376	24.1	1	40	$495.9	$6.0	$8,865.5	47%
(1) Includes Fee-Bearing Capital related to lease-up, development, and non-income producing assets.
(2) Weighted average ownership figures based on the Company’s share of NOI and are presented on a pre-promote basis.

Kennedy-Wilson Holdings, Inc.
Multifamily Portfolio
As of March 31, 2023
(Unaudited)
(Dollars in millions, except average rents per unit)

		Consolidated	Co-Investment (Unconsolidated)
Multifamily	# of Assets	Market-Rate Units	Market-Rate Units	VHH Affordable Units (5)	Total # of Units	Market-Rate Occupancy (Asset Level)	Market-Rate Occupancy (KW Share)	VHH Affordable Occupancy	Total Occupancy (KW Share)	Average Rents(1)(2)(3)	KW Share of Estimated Annual NOI(4)
Mountain West	44	6,565	3,850	1,800	12,215	92.8%	93.2%	96.5%	93.5%	$1,574	$104.6
Pacific Northwest	49	1,974	3,254	5,977	11,205	94.0	94.0	96.5	95.1	2,003	79.0
Southern California	13	846	2,131	704	3,681	93.9	94.3	97.7	94.8	2,221	32.0
Northern California	8	1,128	952	676	2,756	92.2	92.1	97.8	93.0	2,144	23.3
Total Western U.S.	114	10,513	10,187	9,157	29,857	93.2%	93.4%	96.7%	94.1%	$1,806	$238.9
Ireland(4)	11	—	2,519	—	2,519	99.0	99.0	—	99.0	2,601	30.8
Total Stabilized	125	10,513	12,706	9,157	32,376	93.8%	93.9%	96.7%	94.4%	$1,873	$269.7

Lease-up Assets	3	—	405	424	829	See Page 25 for more information
Development Projects	20	962	1,258	1,945	4,165	See Page 26 for more information
Total	23	962	1,663	2,369	4,994

Total Multifamily	148	11,475	14,369	11,526	37,370
(1) Average Rents is defined as the total potential monthly rental revenue (actual rent for occupied units plus market rent for vacant units) divided by the number of units, and are weighted-averages based on the Company's ownership percentage in the underlying properties.
(2) Average Rents excludes the Company's Vintage Housing affordable portfolio. Average Rents for the affordable portfolio are $938, $1,071, $1,135, and $1,018 for Mountain West, Pacific Northwest, Southern California and Northern California, respectively.
(3) Excludes 642 units related to investment in Langdon Park Capital.
(4) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to NOI.
(5) The Company has a 41% economic ownership interest in its Vintage Housing affordable portfolio.

Kennedy-Wilson Holdings, Inc.
Office Portfolio
As of March 31, 2023
(Unaudited)
(Dollars and Square Feet in millions, except average rent per sq. ft.)

		Consolidated	Co-Investment (Unconsolidated)
Office	# of Assets	Rentable Sq. Ft.	Rentable Sq. Ft.	Total Rentable Sq. Ft.	Occupancy (Asset Level)	Occupancy (KW Share)	Average Annual Rent per Sq. Ft.(1)	Kennedy Wilson's Share of Estimated Annual NOI
Pacific Northwest	3	0.6	0.6	1.2	99.0%	99.8%	$27.0	$19.3
Southern California(2)	6	0.2	1.3	1.5	84.0	90.1	65.1	12.2
Northern California	6	0.3	1.5	1.8	89.1	83.8	38.1	11.1
Mountain West	5	—	1.7	1.7	85.4	85.6	19.9	2.4
Total Western U.S.	20	1.1	5.1	6.2	88.7%	91.8%	$36.4	$45.0
United Kingdom(3)	10	1.5	0.5	2.0	90.3	92.5	37.8	59.5
Ireland(3)(4)	9	0.6	0.5	1.1	95.2	94.6	47.1	33.8
Italy(3)	7	0.7	—	0.7	100.0	100.0	12.5	7.5
Total Europe(3)	26	2.8	1.0	3.8	93.4%	94.6%	$34.5	$100.8

Total Stabilized	46	3.9	6.1	10.0	90.5%	93.6%	$35.1	$145.8

Lease-up Assets	7	0.8	0.4	1.2	See page 25 for more information
Development Projects	4	0.1	0.4	0.5	See page 26 for more information
Total	11	0.9	0.8	1.7

Total Office	57	4.8	6.9	11.7
(1) Average Annual Rent per Sq. Ft. represents contractual rents as in-place as of March 31, 2023, and are weighted-averages based on the Company's ownership percentage in the underlying properties.
(2) Includes our corporate headquarters wholly-owned by KW comprising 58,000 sq. ft., 100% occupancy, and $3.0 million in Estimated Annual NOI.
(3) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to NOI.
(4) Includes our Irish headquarters wholly owned by KW comprising 19,000 sq. ft., 100% occupancy, and $1.3 million in Estimated Annual NOI.

Kennedy-Wilson Holdings, Inc.
Industrial Portfolio
As of March 31, 2023
(Unaudited)
(Dollars and Square Feet in millions, except average rent per sq. ft.)

		Co-Investment (Unconsolidated)
Industrial	# of Assets	Rentable Sq. Ft.	Occupancy (Asset Level)	Occupancy (KW Share)	Average Annual Rent per Sq. Ft.(1)	Kennedy Wilson's Share of Estimated Annual NOI
Mountain West	4	0.4	100.0	100.0	$8.3	$0.3
Northern California	2	1.0	100.0	100.0	4.7	0.7
Total Western U.S.	6	1.4	100.0%	100.0%	$5.3	$1.0
United Kingdom(2)	75	8.1	98.7	98.8	7.9	10.9
Ireland(2)	20	0.7	100.0	100.0	8.6	1.1
Spain(2)	3	0.2	73.7	73.7	5.9	0.2
Total Europe(2)	98	9.0	98.1%	98.1%	$7.9	$12.2

Total Stabilized	104	10.4	98.4%	98.4%	$7.6	$13.2

Lease-up Assets	4	0.4	See page 25 for more information
Development Projects	4	TBD	See page 26 for more information
Total	8	0.4

Total Industrial	112	10.8
(1) Average Annual Rent per Sq. Ft. represents contractual rents as in-place as of March 31, 2023, and are weighted-averages based on the Company's ownership percentage in the underlying properties.
(2) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to NOI.

Kennedy-Wilson Holdings, Inc.
Retail Portfolio
As of March 31, 2023
(Unaudited)
(Dollars and Square Feet in millions, except average rent per sq. ft.)

		Consolidated	Co-Investment (Unconsolidated)
Retail	# of Assets	Rentable Sq. Ft.	Rentable Sq. Ft.	Total Rentable Sq. Ft.	Occupancy (Asset Level)	Occupancy (KW Share)	Average Annual Rent per Sq. Ft.(1)	Kennedy Wilson's Share of Estimated Annual NOI
Southern California	4	—	0.9	0.9	100.0	100.0	$19.5	$1.0
Mountain West	4	0.2	0.5	0.7	87.6	85.2	11.7	2.5
Total Western U.S.	8	0.2	1.4	1.6	88.6%	87.0%	$12.8	$3.5
United Kingdom(2)	20	1.3	0.1	1.4	96.9	96.4	15.2	13.2
Ireland(2)	2	0.4	—	0.4	94.4	94.4	29.2	9.4
Spain(2)	1	0.3	—	0.3	92.4	92.4	22.6	6.0
Total Europe(2)	23	2.0	0.1	2.1	95.7%	95.2%	$19.5	$28.6

Total Stabilized	31	2.2	1.5	3.7	93.8%	93.9%	$18.6	$32.1

Lease-up Assets	1	0.1	—	0.1	See page 25 for more information
Total	1	0.1	—	0.1

Total Retail	32	2.3	1.5	3.8
(1) Average Annual Rent per Sq. Ft. represents contractual rents as in-place as of March 31, 2023, and are weighted-averages based on the Company's ownership percentage in the underlying properties.
(2) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to NOI.

Kennedy-Wilson Holdings, Inc.
Hotel, Loans, Residential and Other Investment Portfolio
As of March 31, 2023
(Unaudited)
(Dollars in millions, except ADR)

Hotel	# of Assets	Hotel Rooms	Average Daily Rate(1)	Kennedy Wilson's Share of Estimated Annual NOI
Ireland(2)	1	265	$428.8	$19.4
Total Hotel	1	265	$428.8	$19.4

Development	1	150	See page 26 for more information
Total Hotel	2	415
(1) Average Daily Rate data is based on the most recent 12 months and is weighted based on the Company's ownership percentage in the underlying properties
(2) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to NOI.

Loan Investments	# of Loans	Average Interest Rate (KW Share)	Loan Balance (KW Share)	Kennedy Wilson's Share of Annual Interest Income
Mountain West	7	10.8%	$27.1	$2.9
Pacific Northwest	5	9.2%	20.8	1.9
Southern California	14	11.0%	65.1	7.2
Northern California	9	7.8%	33.7	2.6
Hawaii	1	11.8%	1.1	0.1
Total Western U.S.	36	10.0%	$147.8	$14.7
United Kingdom(1)	4	10.0%	10.0	1.0
Total Loan Investments	40	10.0%	$157.8	$15.7
(1) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to Loan Balance and Annual Interest Income.

Residential and Other	# of Investments	Residential Units/Lots	Total Acres	KW Gross Asset Value
Southern California	1	—	527	$13.8
Hawaii	3	27	542	125.2
Total Western U.S.	4	27	1,069	$139.0
United Kingdom(1)	1	—	1	4.1
Total Residential	5	27	1,070	$143.1

Other Investments	9	—	—	$42.9
Total Residential and Other	14	27	1,070	$186.0
(1) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to Gross Asset Value.

Kennedy-Wilson Holdings, Inc.
Lease-up Portfolio
As of March 31, 2023
(Unaudited)
(Dollars in millions)
Lease-up Portfolio
This section includes the Company's assets that are undergoing lease-up. There is no certainty that these assets will reach stabilization in the time periods shown. In addition, the cost to complete lease-up assets is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below. All dollar amounts are Kennedy Wilson's share.

Property	Location	Type	KW Ownership %	# of Assets	Commercial Sq. Ft.	Leased %	KW Share Est. Stabilized NOI	KW Est. Costs to Complete(1)	KW Gross Asset Value
2023
The Oaks	Southern California	Office	100%	1	357,000	83%	$5.9	$4.8	$132.7
Stockley Park	United Kingdom(2)	Office	100%	1	54,000	—	2.3	—	35.7
The Heights Building 4	United Kingdom(2)	Office	51%	1	80,000	40%	1.8	—	23.9
	2023 Subtotal			3	491,000	67%	$10.0	$4.8	$192.3
2024
Hamilton Landing H7	Northern California	Office	100%	1	61,000	—	$1.5	$4.3	$16.6
Various	United Kingdom(2)	Office	100%	2	281,000	34%	7.7	17.3	129.8
	2024 Subtotal			3	342,000	28%	$9.2	$21.6	$146.4

	Total Lease-Up			6	833,000	51%	$19.2	$26.4	$338.7
Note: The table above excludes minority-held investments and two wholly-owned assets expected to sell, totaling 405 multifamily units, 0.8 million commercial sq. ft. and KW Gross Asset Value of $119.8 million.
(1)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2023. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase.
(2) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to NOI.

Kennedy-Wilson Holdings, Inc.
Development Projects - Income Producing
As of March 31, 2023
(Unaudited)
(Dollars in millions)
Development Projects - Income Producing
This section includes the market rate development or redevelopment projects that the Company is undergoing or considering, and excludes Vintage Housing Holdings and residential investments. The scope of these projects may change. There is no certainty that the Company will develop or redevelop any or all of these potential projects. In addition, the cost to complete development projects is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below. All dollar amounts are at Kennedy Wilson's share.

					If Completed							Current
Property	Location	Type	Status	KW Ownership %	Est. Completion Date(1)	Est. Stabilization Date	Commercial Sq. Ft.	MF Units / Hotel Rooms	KW Share Est. Stabilized NOI	KW Est. Total Cost(1)	Est. Yield on Cost	KW Costs Incurred(2)	KW Est. Costs to Complete(1)
38° North Phase II	Nor. California	Multifamily	Under Construction	100%	2023	2024	—	172	4	73	6%	30	43
Two10	Pacific Northwest	Multifamily	Under Construction	90%	2023	2024	—	210	3	60	5%	23	37
Coopers Cross	Ireland(3)	Multifamily	Under Construction	50%	2023	2024	—	471	6	131	5%	120	11
Grange	Ireland(3)	Multifamily	Under Construction	50%	2023	2024	7,000	287	4	75	5%	66	9
Kona Village Resort	Hawaii	Hotel	Under Construction	50%	2023	2024	—	150	22	352	6%	314	38
Coopers Cross	Ireland(3)	Office	Under Construction	50%	2023	2025	395,000	—	12	162	7%	127	35
38° North Phase III	Nor. California	Multifamily	Under Construction	100%	2024	2024	—	30	1	13	6%	1	12
Dovetail	Mountain West	Multifamily	Under Construction	90%	2024	2024	—	240	3	56	5%	40	16
Oxbow	Mountain West	Multifamily	Under Construction	51%	2024	2024	—	268	2	41	6%	30	11
The Cornerstone	Ireland(3)	Mixed-Use	Under Construction	50%	2024	2025	20,000	232	3	69	5%	46	23
University Glen Phase II	So. California	Multifamily	Under Construction	100%	2024	2025	—	310	7	120	6%	36	84
Gateway @ The Oaks	So. California	Multifamily	In Planning	100%	TBD	TBD	—	TBD	TBD	TBD	TBD	10	TBD
Bend	Pacific Northwest	Multifamily	In Planning	43%	TBD	TBD	—	TBD	TBD	TBD	TBD	18	TBD
							422,000	2,370	$67	$1,152	6%	$861	$319
Note: The table above excludes minority-held development projects and two development projects where the scope is still being explored, totaling KW Gross Asset Value of $105 million.
(1)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2023. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. Kennedy Wilson expects to fund approximately $97 million of its share of remaining costs to complete with cash. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase. KW cost to complete differs from KW share total capitalization as the latter includes costs that have already been incurred to date while the former relates to future estimated costs.
(2) Includes land costs.
(3) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.23 USD related to NOI.

Kennedy-Wilson Holdings, Inc.
Vintage Housing Holdings - Lease-up Assets and Development Projects
As of March 31, 2023
(Unaudited)
(Dollars in millions)
Vintage Housing Holdings - Lease-up Assets and Development Projects
This section includes the Company's lease-up assets and development projects or redevelopment projects that the Company is undergoing or considering through its Vintage platform, which the Company has a 41% ownership interest in. The Company expects to have no cash equity basis in these projects at completion due to the use of property level debt and proceed from the sale of tax credits. The scope of these projects may change. There is no certainty the lease-up assets will reach stabilization or the Company will develop or redevelop any or all of these potential projects. All dollar amounts are Kennedy Wilson's share.

			If Completed					Current
Property	Location	Status	Est. Completion Date(1)	Est. Stabilization Date	MF Units	Est. Cash to KW(2)	KW Share Est. Stabilized NOI	KW Cash Basis	Leased %
Quinn	Pacific Northwest	Lease-up	n/a	2023	227	$2.8	$1.2	—	30
Station	Pacific Northwest	Lease-up	n/a	2023	197	2.7	1.0	—	51
The Point	Pacific Northwest	Under Construction	2023	2023	161	1.5	0.8	—	71
Springview	Mountain West	Under Construction	2023	2023	180	0.4	0.6	—	50
Spanish Springs	Mountain West	Under Construction	2024	2025	257	0.3	0.9	—	—
University Glen	Southern California	Under Construction	2024	2025	170	1.2	0.8	—	—
Washington Station	Mountain West	Under Construction	2025	2025	205	0.6	0.7	—	—
Beacon Hill	Pacific Northwest	In Planning	2025	2025	272	3.0	1.5	2.3	—
Folsom	Northern California	In Planning	2025	2025	136	3.2	0.4	3.2	—
Lockwood	Southern California	In Planning	2025	2025	341	14.0	2.3	14.0	—
Redfield	Mountain West	In Planning	2025	2025	223	4.6	0.8	3.0	—
					2,369	$34.3	$11.0	$22.5
(1) The actual completion date for projects is subject to several factors, many of which are not within our control. Accordingly, the projects identified may not be completed when expected, or at all. Kennedy Wilson expects to have no cash equity basis in these projects at completion.
(2) Represents the total cash Kennedy Wilson currently expects to receive from paid developer fees and proceeds from the sale of tax credits. Payment of the developer fee is contingent on the Company’s ability to meet certain criteria as outlined in each project’s Limited Partnership Agreement and may vary based on a number of factors.

Kennedy-Wilson Holdings, Inc.
Debt and Liquidity Schedule
As of March 31, 2023
(Unaudited)
(Dollars in millions)

	Consolidated @ KW Share			Unconsolidated @ KW Share
Maturity	Secured(1)	Kennedy Wilson Europe Unsecured Bonds(2)	KW Unsecured Debt(3)	Unconsolidated Secured	Vintage Housing		KW Share
2023	$156.8	$—	$—	$30.8	$32.0	(6)	$219.6
2024	186.0	—	—	271.9	20.5	(7)	478.4
2025	306.6	515.5	248.5	376.8	18.6		1,466.0
2026	522.1	—	—	480.9	38.2		1,041.2
2027	376.0	—	—	299.1	4.4		679.5
2028	239.0	—	—	94.1	15.4		348.5
2029	251.4	—	600.0	188.9	16.3		1,056.6
2030	197.5	—	600.0	18.7	12.5		828.7
2031	524.4	—	600.0	93.9	4.8		1,223.1
2032	40.1	—	—	66.4	5.1		111.6
Thereafter	181.4	—	—	—	344.4		525.8
Total	$2,981.3	$515.5	$2,048.5	$1,921.5	$512.2		$7,979.0

Cash(4)	(157.3)	(9.2)	(176.2)	(78.2)	(12.2)		(433.1)
Net Debt	$2,824.0	$506.3	$1,872.3	$1,843.3	$500.0		$7,545.9

Effective Interest Rate(4)	4.1%	3.3%	4.8%	4.3%	5.0%		4.3%
Years to Maturity(5)	5.2	2.6	6.4	3.8	14.0		5.6

(1) Excludes $79.0 million of secured consolidated debt related to noncontrolling interests, $17.1 million of unamortized loan fees and unamortized net premium of $0.7 million, as of March 31, 2023.
(2) Excludes $0.7 million of unamortized loan fees and unamortized net premium of $1.4 million, as of March 31, 2023.
(3) Excludes $22.1 million of unamortized loan fees and unamortized net discount of $3.5 million, as of March 31, 2023.
(4) Includes the effect of interest rate hedges and excludes prepaid loan costs.
(5) Years to maturity reflects contractual maturity dates, including the effects of extension options.
(6) $3.7 million of Vintage Housing maturities in 2023 are expected to be paid off using tax credit equity.
(7) $9.1 million of Vintage Housing maturities in 2024 are expected to be paid off using tax credit equity.

Kennedy-Wilson Holdings, Inc.
Debt and Liquidity Schedule (continued)
As of March 31, 2023
(Unaudited)
(Dollars in millions)
Kennedy Wilson has exposure to fixed and floating rate debt through its corporate debt along with debt encumbering its consolidated properties and its joint venture investments. The table below details Kennedy Wilson's total consolidated and unconsolidated debt by interest rate type.

	KW Share of Debt
	Fixed Rate Debt	Floating with Interest Hedges	Floating without Interest Hedges	Total KW Share of Debt
Secured Investment Level Debt	$3,203.2	$1,956.5	$255.3	$5,415.0
Kennedy Wilson Europe Unsecured Bonds	515.5	—	—	515.5
KW Unsecured Debt	1,800.0	248.5	—	2,048.5
Total	$5,518.7	$2,205.0	$255.3	$7,979.0
% of Total Debt	69%	28%	3%	100%

	KW Share of Secured Investment Debt
	Multifamily	Office	Industrial	Retail	Hotels	Residential and Other	Total	% of KW Share
Pacific Northwest	$1,023.3	$107.0	$—	$3.3	$—	$—	$1,133.6	21%
Southern California	319.0	144.9	—	4.3	—	—	468.2	9%
Northern California	320.4	85.7	9.6	—	—	—	415.7	8%
Mountain West	1,259.7	20.9	4.0	15.3	—	—	1,299.9	24%
Hawaii	—	—	—	—	125.0	—	125.0	2%
Total Western US	$2,922.4	$358.5	$13.6	$22.9	$125.0	$—	$3,442.4	64%

United Kingdom	$—	$570.3	$172.9	$61.7	$—	$—	$804.9	15%
Ireland	565.9	470.5	8.4	81.3	—	—	1,126.1	20%
Spain	—	—	4.2	37.4	—	—	41.6	1%
Total Europe	$565.9	$1,040.8	$185.5	$180.4	$—	$—	$1,972.6	36%

Total	$3,488.3	$1,399.3	$199.1	$203.3	$125.0	$—	$5,415.0	100%
% of Total Debt	64%	26%	4%	4%	2%	—%	100%

Kennedy-Wilson Holdings, Inc.
Investment Management Platform
(Unaudited, Dollars in millions)
Kennedy Wilson's investment management and real estate services platform offers a comprehensive line of real estate services for the full lifecycle of real estate ownership. Kennedy Wilson has approximately $23 billion in Real Estate AUM(1) as of March 31, 2023.

Adjusted Fees - Detail
	Q1
Fee Description	2023	2022
Investment Management — Base	$11.1	$10.8
Investment Management — Acquisition/Disposition	—	0.6
Investment Management — Performance Allocations:
Unrealized	(10.7)	27.2
Realized	—	—
Amounts reclassified from Unrealized to Realized	—	—
Total - Investment Management — Performance Allocations	(10.7)	27.2
Property Services	0.3	0.4
Total Adjusted Fees(2)	$0.7	$39.0
(1) As defined in "Common Definitions" section of the earnings release.
(2) Please see the appendix for a reconciliation of Adjusted Fees to its closest GAAP measure.

Kennedy-Wilson Holdings, Inc.
Multifamily Same Property Analysis
(Unaudited)
(Dollars in millions)

Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property changes to Kennedy Wilson. The analysis below excludes minority-owned investments.

Three Months Ended March 31,	Same Property Units	Average Occupancy %			Total Revenues(2)			Net Operating Income(2)
2023 vs. 2022	2023	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change

Market Rate Portfolio
Region:
Mountain West	6,102	93.1%	94.6%	(1.7)%	$25.6	$23.5	8.8%	$17.5	$16.1	9.0%
Pacific Northwest	3,974	94.0	94.1	(0.1)%	18.7	17.3	7.8	12.2	11.2	9.5
Southern California	1,898	94.7	95.3	(0.6)%	9.4	8.8	6.6	6.0	5.8	3.3
Northern California	1,670	91.6	94.1	(2.6)	8.4	8.6	(3.1)	5.0	5.6	(10.7)
Western U.S.	13,644	93.3%	94.5%	(1.2)%	$62.1	$58.2	6.4%	$40.7	$38.7	5.4%
Ireland	2,519	99.1	96.5	2.7	9.1	8.7	5.3	7.0	6.8	2.8
Total	16,163	93.9%	94.7%	(0.8)%	$71.2	$66.9	6.3%	$47.7	$45.5	5.0%

Affordable Portfolio
Region:
Pacific Northwest	5,623	96.6%	97.4%	(0.8)%	$8.7	$8.0	9.6%	$5.7	$5.4	6.4%
Mountain West	1,592	96.2	98.3	(2.1)	2.1	2.0	7.8	1.4	1.4	2.0
Southern California	704	97.7	98.4	(0.7)	1.3	1.3	5.8	1.0	1.0	3.3
Northern California	676	97.8	98.2	(0.5)	1.0	1.0	5.4	0.7	0.7	2.5
Western U.S.	8,595	96.7%	97.7%	(1.0)%	$13.1	$12.3	8.6%	$8.8	$8.5	5.0%

Total Same Property Units	24,758
Excluded from Same-Property analysis:
Units acquired or stabilized after 1/1/22	3,568
Minority-held units	4,050
Total Stabilized Units	32,376
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.

Kennedy-Wilson Holdings, Inc.
Office Same Property Analysis
(Unaudited)
(Dollars and Square Feet in millions)
Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share (including straight-line rents)
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property changes to Kennedy Wilson. The analysis below excludes minority-owned investments.

Three Months Ended March 31,	Same Property Square Feet	Average Occupancy %			Total Revenues			Net Operating Income
2023 vs. 2022	2023	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change

Region:
Pacific Northwest	0.6	100.0%	100.0%	—%	$4.3	$4.3	0.4%	$3.6	$3.4	5.9%
Southern California	0.2	89.7	92.1	(2.6)	2.8	2.7	4.2	1.7	1.6	2.7
Northern California	0.3	80.6	77.0	4.7	2.8	2.7	4.2	1.5	1.6	(3.7)
Western U.S.	1.1	92.4%	91.6%	0.9%	9.9	9.7	2.5%	6.8	6.6	2.8%
United Kingdom	1.8	93.4	88.9	5.0	13.0	12.0	8.2	12.6	11.1	13.0
Ireland	0.8	95.8	97.7	(2.0)	6.5	6.2	5.0	6.4	6.0	5.1
Italy	0.7	100.0	100.0	—	2.1	2.4	(15.7)	1.8	2.1	(16.9)
Europe	3.3	95.4%	93.6%	2.1%	21.6	20.6	4.4%	20.8	19.2	7.3%

Total	4.4	94.6%	92.9%	1.8%	$31.5	$30.3	3.8%	$27.6	$25.8	6.1%

Total Same Property Square Feet	4.4
Excluded from Same-Property analysis:
Assets acquired or stabilized after 1/1/22 or occupied by KW	0.3
Minority-held office properties	5.3
Total Stabilized Square Feet	10.0
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.

Kennedy-Wilson Holdings, Inc.
Office Same Property Analysis (continued)
(Unaudited)
(Dollars and Square Feet in millions)
Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share (excluding straight-line rents)
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property changes to Kennedy Wilson. The analysis below excludes the effect of straight-line rents, and minority-owned investments.

Three Months Ended March 31,	Same Property Square Feet	Average Occupancy %			Total Revenues			Net Operating Income
2023 vs. 2022	2023	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change

Region:
Pacific Northwest	0.6	100.0%	100.0%	—%	$4.7	$4.6	4.0%	$4.0	$3.6	9.9%
Southern California	0.2	89.7	92.1	(2.6)	2.6	2.6	(2.8)	1.5	1.6	(9.1)
Northern California	0.3	80.6	77.0	4.7	2.6	2.6	0.6	1.3	1.5	(10.7)
Western U.S.	1.1	92.4%	91.6%	0.9%	9.9	9.8	1.2%	6.8	6.7	0.8%
United Kingdom	1.8	93.4	88.9	5.0	12.2	11.3	7.3	11.8	10.5	12.3
Ireland	0.8	95.8	97.7	(2.0)	6.6	6.4	2.8	6.5	6.3	2.9
Italy	0.7	100.0	100.0	—	2.1	2.4	(15.7)	1.8	2.1	(16.9)
Europe	3.3	95.4%	93.6%	2.1%	20.9	20.1	3.1%	20.1	18.9	5.9%

Total	4.4	94.6%	92.9%	1.8%	$30.8	$29.9	2.5%	$26.9	$25.6	4.6%

Total Same Property Square Feet	4.4
Excluded from Same-Property analysis:
Assets acquired or stabilized after 1/1/22 or occupied by KW	0.3
Minority-held office properties	5.3
Total Stabilized Square Feet	10.0
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.

Kennedy-Wilson Holdings, Inc.
Investment Transactions
(Unaudited)
(Dollars in millions)
Listed below is additional detailed information about the acquisitions and dispositions completed during the three months ended March 31, 2023:

	100%				Kennedy Wilson's Share
Acquisitions	Real Estate Aggregate Purchase Price	Cap Rate(1)	Loan Purchases/Originations	Annual Return on Loans(4)	Real Estate Pro-Rata Purchase Price	Cap Rate(2)(4)	Loan Purchases/Originations	Annual Return on Loans(4)	KW Ownership(3)
Q1-23
Western U.S.	$—	—%	$86.4	8.5%	$—	N/A	$2.2	10.7%	2.5%
Europe	17.6	5.1%	—	—%	3.5	5.1%	—	—%	20.1%
Total	$17.6	5.1%	$86.4	8.5%	$3.5	5.1%	$2.2	10.7%	5.5%

	100%				Kennedy Wilson's Share
Dispositions	Real Estate Aggregate Sale Price	Cap Rate(1)	Loan Repayments	Annual Return on Loans(4)	Real Estate Pro-Rata Sale Price	Cap Rate(2)(4)	Loan Repayments	Annual Return on Loans(4)	KW Ownership(3)
Q1-23
Western U.S.	$204.3	5.1%	$0.4	5.7%	$104.3	5.1%	$—	7.5%	51.0%
Europe	71.1	7.6%	—	—%	31.5	7.6%	—	—%	44.3%
Total	$275.4	5.4%	$0.4	5.7%	$135.8	5.7%	$—	7.5%	49.2%
(1) For acquisitions and dispositions, the Cap Rate includes only income-producing properties. For Q1-23, there were no acquisitions and $83.4 million dispositions of non-income producing real estate assets. Please see "common definitions" for a definition of Cap Rate and a description of its limitations.
(2) For acquisitions and dispositions, the Cap Rate includes only income-producing properties at Kennedy Wilson's share. For Q1-23, there were no acquisitions and $43.8 million dispositions of non-income producing real estate assets. Please see "common definitions" for a definition of Cap Rate and a description of its limitations
(3) Kennedy Wilson's ownership is shown on a weighted-average basis based upon the aggregate purchase/sale price of each investment and Kennedy Wilson's ownership in each investment at the time of acquisition/disposition.
(4) As defined in "Common Definitions" section of the earnings release.

Kennedy-Wilson Holdings, Inc.
Segment Detail
(Unaudited, Dollars in millions)

	Three Months Ended March 31, 2023
	Consolidated	Co-Investment	Corporate	Total

Revenue
Rental	$106.6	$—	$—	$106.6
Hotel	10.6	—	—	10.6
Investment management fees	—	11.0	—	11.0
Property services fees	—	—	0.3	0.3
Loans and other	—	3.7	—	3.7
Total revenue	117.2	14.7	0.3	132.2

Income from unconsolidated investments
Principal co-investments	—	16.4	—	16.4
Performance allocations	—	(10.7)	—	(10.7)
Income from unconsolidated investments	—	5.7	—	5.7

Gain on sale of real estate, net	19.2	—	—	19.2
Expenses
Rental	36.6	—	—	36.6
Hotel	7.9	—	—	7.9
Compensation and related	9.8	8.4	5.3	23.5
Share-based compensation	—	—	7.1	7.1
Performance allocation compensation	—	1.6	—	1.6
General and administrative	3.6	3.2	1.6	8.4
Depreciation and amortization	39.4	—	—	39.4
Total expenses	97.3	13.2	14.0	124.5
Interest expense	(37.2)	—	(25.1)	(62.3)
Loss on early extinguishment of debt	0.1	—	—	0.1
Other income	(1.0)	—	(2.0)	(3.0)
Income (loss) before provision for income taxes	1.0	7.2	(40.8)	(32.6)
(Provision for) benefit from income taxes	(1.8)	—	5.7	3.9
Net income (loss)	(0.8)	7.2	(35.1)	(28.7)
Net income attributable to noncontrolling interests	(4.2)	—	—	(4.2)
Preferred dividends	—	—	(7.9)	(7.9)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(5.0)	$7.2	$(43.0)	$(40.8)

Add back (less) (Kennedy Wilson's Share):
Interest expense	$36.6	$19.8	$25.1	$81.5
Loss on early extinguishment of debt	(0.1)	—	—	(0.1)
Depreciation and amortization	38.2	0.8	—	39.0
Provision for (benefit from) income taxes	1.8	0.2	(5.7)	(3.7)
Share-based compensation	—	—	7.1	7.1
Preferred dividends	—	—	7.9	7.9
Fees eliminated in consolidation	(0.1)	0.1	—	—
Adjusted EBITDA	$71.4	$28.1	$(8.6)	$90.9

Kennedy-Wilson Holdings, Inc.
Segment Detail (continued)
(Unaudited, Dollars in millions)

	Three Months Ended March 31, 2022
	Consolidated	Co-Investment	Corporate	Total

Revenue
Rental	$104.2	$—	$—	$104.2
Hotel	6.5	—	—	6.5
Investment management fees	—	11.3	—	11.3
Property services fees	—	—	0.4	0.4
Loans and other	—	2.3	—	2.3
Total revenue	110.7	13.6	0.4	124.7

Income from unconsolidated investments
Principal co-investments	—	78.2	—	78.2
Performance allocations	—	27.2	—	27.2
Income from unconsolidated investments	—	105.4	—	105.4

Gain on sale of real estate, net	1.9	—	—	1.9
Expenses
Rental	35.7	—	—	35.7
Hotel	4.3	—	—	4.3
Compensation and related	8.2	14.4	6.4	29.0
Share-based compensation	—	—	7.1	7.1
Performance allocation compensation	—	11.8	—	11.8
General and administrative	2.5	3.7	1.7	7.9
Depreciation and amortization	43.3	—	—	43.3
Total expenses	94.0	29.9	15.2	139.1
Interest expense	(29.0)	—	(21.5)	(50.5)
Loss on early extinguishment of debt	—	—	—	—
Other (expense) income	3.1	—	2.7	5.8
Income (loss) before provision for income taxes	(7.3)	89.1	(33.6)	48.2
Provision for income taxes	(1.9)	—	(6.3)	(8.2)
Net income (loss)	(9.2)	89.1	(39.9)	40.0
Net income attributable to noncontrolling interests	0.1	—	—	0.1
Preferred dividends	—	—	(5.3)	(5.3)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(9.1)	$89.1	$(45.2)	$34.8

Add back (less) (Kennedy Wilson's Share):
Interest expense	$28.4	$11.3	$21.5	$61.2
Loss on early extinguishment of debt	—	—	—	—
Depreciation and amortization	42.4	1.1	—	43.5
Provision for income taxes	1.9	—	6.3	8.2
Share-based compensation	—	—	7.1	7.1
Preferred dividends	—	—	5.3	5.3
Fees eliminated in consolidation	(0.1)	0.1	—	—
Adjusted EBITDA	$63.5	$101.6	$(5.0)	$160.1

NON-GAAP PRO RATA FINANCIAL INFORMATION

The following non-GAAP Pro-rata information is not intended to be a presentation in accordance with GAAP. The Pro-rata financial information reflects our proportionate economic ownership of each asset in our portfolio that we do not wholly own. The amounts in the column labeled “KW Share of Unconsolidated Investments” were derived on a property-by-property basis by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting to each of our unconsolidated joint ventures. A similar calculation was performed for the amounts in the column labeled “Noncontrolling Interests,” which represents the share of consolidated assets attributable to noncontrolling interests.

We do not control the unconsolidated investments and the presentations of the assets and liabilities and revenues and expenses do not represent our legal claim to such items. The operating agreements of the unconsolidated investments generally provide that partners may receive cash distributions (1) to the extent there is available cash from operations, (2) upon a capital event, such as a refinancing or sale or (3) upon liquidation of the venture. The amount of cash each partner receives is based upon specific provisions of each operating agreement and varies depending on factors including the amount of capital contributed by each partner and whether any contributions are entitled to priority distributions. Upon liquidation of the unconsolidated investments and after all liabilities, priority distributions and initial equity contributions have been repaid, the partners generally would be entitled to any residual cash remaining based on their respective legal ownership percentages. We provide this information because we believe it assists investors and analysts in estimating our economic interest in our unconsolidated investments when read in conjunction with the Company’s reported results under GAAP.

The presentation of Pro-rata financial information has limitations as an analytical tool. Some of these limitations include:

• The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not necessarily represent our legal claim to the assets and liabilities, or the revenues and expenses; and

• Other companies in our industry may calculate their pro rata interest differently than we do, which limits the usefulness of the amount in our pro rata financial statements as a comparative measure.

Because of these limitations, the pro rata financial information should not be considered in isolation or as a substitute for our financial statements as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the Pro-rata financial information only supplementally.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited)
(Dollars in millions)

	March 31, 2023		December 31, 2022
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests (2)	KW Share of Unconsolidated Investments (3)	Noncontrolling Interests (2)	KW Share of Unconsolidated Investments (3)
Assets
Cash and cash equivalents	$(6.6)	$90.4	$(6.7)	$86.9
Accounts receivable	(0.4)	136.8	(0.5)	147.2
Real estate and acquired in place lease values, net of accumulated depreciation and amortization (1)	(128.5)	4,414.4	(122.0)	4,319.1
Unconsolidated investments	—	(2,267.4)	—	(2,238.1)
Other assets	(5.1)	149.3	(4.6)	150.8
Loan purchases and originations	—	10.1	—	9.3
Total assets	$(140.6)	$2,533.6	$(133.8)	$2,475.2

Liabilities
Accounts payable	$(0.3)	$—	$(0.3)	$—
Accrued expenses and other liabilities	(14.9)	99.9	(16.2)	88.0
Mortgage debt	(78.9)	2,433.7	(70.9)	2,387.2
KW unsecured debt	—	—	—	—
KWE unsecured bonds	—	—	—	—
Total liabilities	(94.1)	2,533.6	(87.4)	2,475.2
Equity
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	—	—	—	—
Noncontrolling interests	(46.5)	—	(46.4)	—
Total equity	(46.5)	—	(46.4)	—
Total liabilities and equity	$(140.6)	$2,533.6	$(133.8)	$2,475.2
(1) Includes Kennedy Wilson's total share of accumulated depreciation and amortization of $26.9 million and $41.6 million relating to noncontrolling interests and unconsolidated investments, and $26.5 million and $41.6 million relating to noncontrolling interests and unconsolidated investments, as of March 31, 2023 and December 31, 2022, respectively.
(2) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(3) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited)
(Dollars in millions)

	Q1 - 2023		Q1 - 2022
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)
Revenue
Rental	$(3.0)	$60.2	$(2.5)	$54.2
Hotel	—	—	—	—
Sale of real estate	—	—	—	8.0
Investment management and property services fees	0.1	(10.7)	—	27.2
Total revenue	(2.9)	49.5	(2.5)	89.4

Total income from unconsolidated investments	—	(5.7)	—	(105.4)

Fair value (3)	—	1.4	—	55.6
Gain on sale of real estate, net	(4.2)	—	—	—

Expenses
Rental	(1.1)	18.7	(1.2)	15.5
Hotel	—	—	—	—
Cost of real estate sold	—	—	—	5.7
Compensation and related	—	—	—	—
General and administrative	—	—	—	—
Depreciation and amortization	(1.3)	0.8	(1.1)	1.1
Total expenses	(2.4)	19.5	(2.3)	22.3
Interest expense	0.6	(19.9)	0.5	(11.3)
Other loss	(0.1)	(5.6)	(0.2)	(6.0)
Income before benefit from income taxes	(4.2)	0.2	0.1	—
Benefit from income taxes	—	(0.2)	—	—
Net income	(4.2)	—	0.1	—
Net loss attributable to noncontrolling interests	4.2	—	(0.1)	—
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$—	$—	$—	$—
(1) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(2) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.
(3) Includes the reclassification of cumulative unrealized fair value gains/losses on unconsolidated investments, as realized.

APPENDIX

Kennedy-Wilson Holdings, Inc.
Estimated Annual NOI Reconciliation
(Unaudited)
(Dollars in millions)

Rental Revenues	$106.6
Hotel Revenues	10.6
Rental (Expenses)	(36.6)
Hotel (Expenses)	(7.9)
Loans and other	3.7
Consolidated NOI	$76.4
Adjustments:
Non-controlling interest	(1.9)
NOI from Unconsolidated investments (KW Share)	41.5
Property-Level NOI - Q1-23 (KW Share)	$116.0

Adjustments
Assets acquired and disposed (net)	(0.1)
Lease-up and development portfolio	0.5
Hotel operations	2.3
Assets owned and occupied by Kennedy Wilson	1.2
Amortization of above/below market leases (net)	(0.3)
Straight-line and free rent (net)	3.1
Non-recurring income/expense, FX, and other	1.2
Q1-23 Estimated NOI	$123.9
Estimated Annual NOI - March 31, 2023	$495.9

Kennedy-Wilson Holdings, Inc.
Reconciliation of Kennedy Wilson's Share Amounts
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2023	2022
Interest expense (Kennedy Wilson's Share)
Interest expense	$62.3	$50.5
Interest expense (attributable to noncontrolling interests)	(0.6)	(0.6)
Kennedy Wilson's share of interest expense included in unconsolidated investments	19.8	11.3
Interest expense - (Kennedy Wilson's Share)	$81.5	$61.2

Loss on early extinguishment of debt (Kennedy Wilson's Share)
Loss on early extinguishment of debt	$(0.1)	$—
Loss on early extinguishment of debt (Kennedy Wilson's Share)	$(0.1)	$—

Depreciation and amortization (Kennedy Wilson's Share)
Depreciation and amortization	$39.4	$43.3
Depreciation and amortization (attributable to noncontrolling interests)	(1.2)	(0.9)
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	0.8	1.1
Depreciation and amortization (Kennedy Wilson's Share)	$39.0	$43.5

Provision for (benefit from) income taxes (Kennedy Wilson's Share)
Provision for income taxes	$(3.9)	$8.2
Provision for income taxes (attributable to noncontrolling interests)	—	—
Provision for income taxes included in unconsolidated investments	0.2	—
Provision for income taxes (Kennedy Wilson's Share)	$(3.7)	$8.2

Kennedy-Wilson Holdings, Inc.
Same Property Reconciliation
(Unaudited)
(Dollars in millions)

	Q1 - 2023		Q1 - 2022
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI
Rental Revenues	$106.6	$106.6	$104.2	$104.2
Hotel Revenues	10.6	10.6	6.5	6.5
Rental (Expenses)	—	(36.6)	—	(35.7)
Hotel (Expenses)	—	(7.9)	—	(4.3)
Consolidated Total	117.2	72.7	110.7	70.7
Less: NCI adjustments (1)	(2.4)	(1.6)	(2.5)	(1.4)
Add: Unconsolidated investment adjustments (2)	41.4	30.0	38.8	27.9
Add: Above/below market rents	(0.5)	(0.5)	(1.0)	(1.0)
Less: Reimbursement of recoverable operating expenses	(7.7)	—	(7.1)	—
Less: Properties bought and sold (3)	(8.2)	(4.9)	(5.4)	(3.9)
Less: Other properties excluded (4)	(23.0)	(10.1)	(21.4)	(11.9)
Other Reconciling Items (5)	(1.0)	(1.5)	(2.6)	(0.6)
Same Property	$115.8	$84.1	$109.5	$79.8

	Q1 - 2023		Q1 - 2022
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Office - Same Property	$31.5	$27.6	$30.3	$25.8
Multifamily Market Rate Portfolio - Same Property	71.2	47.7	66.9	45.5
Multifamily Affordable Portfolio - Same Property	13.1	8.8	12.3	8.5
Same Property	$115.8	$84.1	$109.5	$79.8
Straight-line rent adjustments (net)	(0.7)	(0.7)	(0.4)	(0.4)
Same Property (Excluding Straight-Line Rents)	$115.1	$83.4	$109.1	$79.4
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not stabilized during the applicable periods, as well as retail properties.
(5) Represents other properties excluded from the same property population that were not classified as either a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.

Kennedy-Wilson Holdings, Inc.
Reconciliation of Adjusted Fees
(Unaudited)
(Dollars in millions)

Adjusted Fees
	Q1
	2023	2022
Investment management fees	$11.0	$11.3
Property services fees	0.3	0.4

Non-GAAP adjustments:
Add back:
KW share of fees eliminated in consolidation(1)	0.1	0.1
Performance fees included in unconsolidated investments	(10.7)	27.2
Adjusted Fees	$0.7	$39.0

(1) Represents fees recognized in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders.